Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-143793

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 4

                                       to

                       Prospectus dated November 13, 2007

                                       of

                              BIGSTRING CORPORATION

                        18,524,866 Shares of Common Stock

                        ---------------------------------

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007 and the prospectus supplement number 3 dated December 26, 2007. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented. The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation
(1) has released a Beta version of a mobile email service that permits Apple's iPhone and other next-generation wireless device users to send self-destructing emails and pictures; and (2) is launching a new video email platform for the Chinese market through its BigString.cn and BigString.com.cn websites.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibits, which was filed with the Securities and Exchange Commission on January 24, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


           The date of this prospectus supplement is January 25, 2008

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):


                                January 17, 2008


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                      000-51661              20-0297832
--------------------------------------------------------------------------------
(State or other jurisdiction of         (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)


 3 Harding Road, Suite E, Red Bank, New Jersey                     07701
--------------------------------------------------------------------------------
  (Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (732) 741-2840


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

         Item 8.01.     Other Events.
         ---------      ------------

         On January 17, 2008, BigString Corporation ("BigString") issued a press release announcing that it had released a Beta version of a mobile email service that permits Apple's iPhone and other next-generation wireless device users to send self-destructing emails and pictures. A copy of the press release is attached hereto as Exhibit 99.1.
                   ------------

         On January 23, 2008, BigString issued another press release announcing that it is launching a new video email platform for the Chinese market through its BigString.cn and BigString.com.cn websites. A copy of the press release is attached hereto as Exhibit 99.2.
                   ------------

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d)       Exhibits:

              Exhibit
              Number       Description
              ------       -----------

              99.1 Press Release Re: BigString Launches Email Service For iPhone & Other Next-Generation Wireless Devices.

              99.2 Press Release Re: BigString Corporation Launches Video Email for Chinese Market.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             BIGSTRING CORPORATION
                                    -----------------------------------------
                                                  (Registrant)



                                    By:  /s/ Darin M. Myman
                                        -------------------------------------
                                        Darin M. Myman
                                        President and Chief Executive Officer


Date:  January 24, 2008

                                  EXHIBIT INDEX

Exhibit
Number           Description
------           -----------

99.1 Press Release Re: BigString Launches Email Service For iPhone & Other Next-Generation Wireless Devices.

99.2 Press Release Re: BigString Corporation Launches Video Email for Chinese Market.

                                                                    EXHIBIT 99.1


            BIGSTRING LAUNCHES EMAIL SERVICE FOR iPHONE & OTHER NEXT-
                          GENERATION WIRELESS DEVICES

         RED BANK, NJ, January 17 - A Beta version of a mobile email service that permits Apple's iPhone and other next-generation wireless device users to send self-destructing emails and pictures has been released by BigString Corporation (OTCBB: BSGC). BigString's mobile service will include its patent-pending technology for recallable and self-destructing email. The service will be available free for mobile browser-based users at http://mobile.bigstring.com.

         Darin Myman, President and CEO of BigString Corporation said, "The new generation of browser-based phones opens up a new, fast-growing market for BigString's email products. The addition of our mobile initiative for the iPhone and others is part of BigString's efforts to migrate our self-destructing technology to new market segments."

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com

                                                                    EXHIBIT 99.2


          BIGSTRING CORPORATION LAUNCHES VIDEO EMAIL FOR CHINESE MARKET

         RED BANK, N.J., January 23 - BigString Corporation (OTCBB: BSGC) announced today that it is launching a new video email platform for the Chinese market through its BigString.cn and BigString.com.cn websites. This service will allow users of both the traditional and simplified language Chinese BigString websites to send video emails up to 30 minutes in length that can be set to self-destruct after a predetermined number of views.

         "The popularity of video as means to communicate, in combination with one of the fastest-growing internet markets in the world, creates a significant new market opportunity for BigString" stated Darin Myman, President and CEO of BigString Corporation. Myman also noted that BigString "will continue to innovate communication privacy initiatives and seek distribution partnerships for the global market."

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com